Agreement for Purchase and Sale of Certain Assets
                      Between Empire Holding Company, Inc.
         and Rushmore Financial Group, Inc and Rushmore Securities Corp.


       THIS AGREEMENT is entered into on July 31, 2002, between Empire Financial Holding Company, Inc., a corporation organized under the laws of Florida ("Buyer"), and Rushmore Financial Group, Inc., a corporation organized under the laws of Texas and Rushmore Securities Corp., a Texas corporation (collectively the "Seller"),

       WHEREAS, Seller is in the securities brokerage business, servicing approximately 11,000 customer accounts;

       WHEREAS, Buyer is in the financial services business ("Business"), and has an interest in acquiring the Seller's accounts and registered representative relationships;

       WHEREAS, Seller desires to sell and Buyer desires to buy, to the extent they exist, certain assets of the Seller including customer accounts, the documentation relative thereto, registered representative relationships, intellectual property required to maintain the client relationships prior to the tape-tape transfer (but none of the liabilities) of Seller associated with the Business as defined herein, upon the terms and conditions contained in this Agreement; and

       WHEREAS, Buyer, in consideration of the purchase of the Business, will pay sums to the Seller pursuant to a revenue sharing arrangement as more particularly outlined in the Agreement below.

       NOW THEREFORE, in consideration of the mutual covenants hereinafter contained and other good and valuable consideration the receipt of which hereby acknowledged, the parties hereto agree as follows:

1.     SALE OF BUSINESS.

       1.1 Purchased Assets. Seller shall sell, assign, and deliver to Buyer, and Buyer shall purchase and accept, on the date of Closing, certain assets and properties owned by the Seller or in which it, collectively or individually, has any right, title, or interest inchoate or otherwise, of every kind and description, wherever located, which shall be referred to as the "Purchase Assets." Listed on Exhibit 1.1 are all of the Purchased Assets subject to this Agreement, and shall include, but not be limited to, the following items related to the Business:

              (a) all trade, customer and client accounts ("Customer Accounts") associated with the registered representative relationships, including but not limited to credit balances, debit balances, and securities positions;



Purchase and Sale of Certain Assets                                       Page 1

              (b) Seller's rights (but not obligations) in and to all contracts and agreements related to the Business to which Seller is a party on the Closing Date, including but not limited to:

                     (i) all open Customer Account orders and contracts for the purchase or sale of securities, (but not "fails" or "DKs") related to the Business against which deliveries have not been completed as of the Closing Date ("Sales Contracts"); and
                     (ii) registered representative relationships successfully transferred on the National Association of Securities Dealers' ("NASD") records from the Seller to the Buyer (but not the contractual obligations associated therewith which includes specifically any unpaid commissions relating to these relationships)

              (c) all licenses, franchises, permits and other governmental authorizations related to the Business to or from third parries ("Licenses") (referred to collectively herein as the "Assigned Agreements');
              (d)    all express or implied  warranty rights from the vendors or third parties related to any of the Purchased Assets;
              (e)    all books,  records,  data and documents relating solely to the Purchased Assets; and
              (f) all intellectual and proprietary rights including the registered representative's associated codes, telephone numbers, trade-marks, trade names, e-mail addresses and related Internet access features in order for the registered representative to continue daily sales activities.

       1.2 No Assumption of Liabilities. The Buyer shall have no responsibility nor obligation to assume any debt, debit, liability, or obligation, monetary, contractual or otherwise of the Seller as part of this transaction. This includes, not by way of limitation, any customer claims or complaints, current, threatened or prospective, which relate to events occurring prior to the conversion of the customer(s) accounts, registered representative contracts, vendor contracts, clearing broker obligations or unpaid commissions to registered representatives. This shall not include customer "credit balances" but only to the extent such flunds are accounted for in the transition and conversion of the Customer Accounts. The Buyer will not be liable to any vendor or third party for unsecured debit balances in Customer Accounts transferred to the Buyer. Listed on Exhibit 1.2 are all of the Liabilities, real, pending or threatened, of the Seller as of the execution of this Agreement.

              1. (a) Taxes, etc. Seller shall pay all sales, transfer and use taxes arising out of the transfer of the Purchased Assets. Buyer shall not be responsible for any business, occupation, withholding, or similar tax or required contributions, or any taxes of any kind related to any period before the Closing Date.



Purchase and Sale of Certain Assets                                       Page 2

2.     CONSIDERATION.

       2.1 Revenue Sharing. In consideration of the sale of the Purchased Assets under this Agreement and of all other things done and agreed to be done by Seller, Buyer shall pay to the Seller twenty-five (25%) percent of the gross revenues generated for a period of twelve (12) months from the Closing Date. "Gross Revenues" consist of total gross broker/dealer concessions, commissions and 12b-1 or other trail commissions (including Registered Investment Advisory (RIA) fees and insurance and Annuity premiums which are to be calculated on a pro rata basis; i.e., if a registered representative produces RIA fees or
              Insurance premiums at a payout that is greater than his/her broker/dealer payout then that portion of Gross Revenues shall be adjusted pro rata to equate proportionally to other broker/dealer concessions) generated or received by the Buyer and its subsidiaries, from the Seller's retail client base from registered representatives that are successfully transferred to the Buyer, in accordance with the terms of this Agreement (the "Consideration").

       2.2 Payment Schedule. The Base Gross Revenues for determining the amount of Consideration, subject to adjustment, shall be $1,052,204, resulting in Base Consideration of $263,051, subject to adjustment. The Consideration shall be paid as follows:

              (a) As a prepayment of part of the Consideration, on the Closing Date, Buyer shall pay to Seller an initial payment in the amount of Ninety-eight Thousand Six Hundred and Forty-four ($98,644) dollars or 37.5% of the Consideration, which ever is greater.
              (b) The balance of the Consideration, subject to adjustment, shall be paid in three installments, as follows:

                     1. The First Installment of Thirty-two Thousand Eight Hundred and Eighty-one ($32,881) dollars or 12.5% of the Consideration, as adjusted, which ever is greater, shall be due the later of ninety days from
                            (i) the Closing Date (as defined below) or (ii) the completion of the conversion of the Customer Accounts from the Seller's clearing agents to Empire's clearing agents and block transfers of the Customer Accounts held at mutual fund and variable insurance companies and also transfer of Seller's Registered representative relationships to the Buyer as evidenced by NASD records. Adjustments for the Consideration paid at the Closing Date based on actual named registered representative relationships transferred to the Buyer will be calculated and paid in cash with the Second Installment.



Purchase and Sale of Certain Assets                                       Page 3

                     2. The Second Installment shall be due to the Seller six (6) months following the first installment; and
                     3. The Third Installment shall be paid to the Seller four (4) months following the second installment. The additional month will be needed to afford a accurate reconciliation of the 12 month Gross Revenues.

              (c) Each of the First, Second, and Third Installments shall be adjusted ratably after determining the percentage of the Base Gross Revenues actually received for the preceding period. By way of example, should the Gross Revenues for the period prior to the First Installment be 10% less than 25% of the Base Consideration, then the Second Installment shall be reduced by 10%.
              (d) Should Buyer pay or advance any Account Executive commissions or other remuneration associated with the sale of the assets under this Agreement, which would otherwise be the Seller's obligations, then the Buyer shall receive credit for these items and the Base Consideration shall be adjusted accordingly.
              (e) At the option of the Buyer, any or all of the Second or Third Installments of the Consideration may be paid by the Buyer in the Buyer's Rule 144(k) securities. In the event any installment is paid in whole or in part with the Buyer's Rule 144(k) securities, the value attributed to each share shall be based on current market value of the Buyers securities at the time of the payment. The number of shares will be determined by dividing the Consideration due in the Third and Fourth Installments by the then current market price of the Buyers securities, calculated from the average closing bid price for the preceding 5 trading days, as quoted on the American Stock Exchange. The result will
                     be  the  number  of  shares  paid  as   Consideration.

3.     INSTRUMENTS OF TRANSFER; APPROVALS.

       The sales, assignments, and deliveries to be made to Buyer pursuant to this Agreement shall be affected by deeds, bills of sale, assignments, endorsements, checks, NASD records and other instruments of transfer in such form, as Buyer shall reasonably request. Seller shall prepare appropriate forms of instruments of transfer and conveyance in conformity with this Agreement and shall submit them to Buyer for examination as least three days in advance of the Closing Date. Among other things, these forms will include the customary ACAT or other acceptable transfer forms executed by the customers to insure the timely assignments of the Customer Accounts to the Buyer. Anytime and from *time to time after the Closing Date, on Buyer's request, Seller will do, execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, and powers of attorney as may be required in conformity with this Agreement for the adequate




Purchase and Sale of Certain Assets                                       Page 4
       assigning, transferring, granting, and confirming to Buyer of the assets and properties sold to Buyer. In addition, the Seller will cooperate fully in the transfer of its registered representative relationships as evidenced in the NASD's Central Registration Depository ("CRD") as contemplated by this Agreement. All transfers and sales contemplated by this Agreement and the Closing, shall be conditioned on all necessary regulatory approvals, if any, including that of the National Association of Securities Dealers ("NASD") and Securities and Exchange Commission ("SEC").

4.     ASSIGNMENT OF CONTRACT RIGHTS.

       If any contract, license, commitment, or sales or purchase order assignable to Buyer under this Agreement may not be assigned without the consent of the other third parties, Seller will use their best efforts to obtain the consent of such other party to the assignment. If any such consent cannot be obtained, this Agreement may be declared void at the option of the Buyer and all Consideration shall be returned to each party hereto without deduction.

       The  Seller  agrees,  that  subsequent  to the  Closing  Date,  all Gross
       Revenues received by the Seller on behalf of the registered representatives attached to this Agreement in Exhibit 1.1, and subsequently adjusted, will promptly be forwarded to the Buyer. All such Gross Revenues shall include the proper endorsement by the Seller to allow the Buyer to deposit the Gross Revenues in its operating bank accounts.

5.     BOOKS AND RECORDS.

       All client records, which relate to the Purchased Assets sold hereunder, shall become the property of the Buyer. Each party shall have reasonable access to, and the right to make extract copies of books, records, and documents referred to in this Agreement that are in the possession of the other party.

6.     WAIVER OF COMPLIANCE WITH BULK SALES LAWS.

       Buyer hereby waives its right to required compliance with any bulk sales or similar laws and in consideration therefore, Seller agrees that Seller shall indemnify and save and hold Buyer harmless form any liabilities (including without limitation statutory penalties, damages or expenses (including reasonable attorney's fees), arising from the failure of Buyer or Seller to comply with any bulk sales or similar law applicable to the transactions contemplated by this Agreement.




Purchase and Sale of Certain Assets                                       Page 5

7.     DETAILED CLOSING PROCEDURES AND DELIVERIES.

       7.1 Closing/Closing Date. Subject to fulfillment of the conditions to Closing specified in this Agreement and pursuant to the other terms and conditions hereof, the closing of the transactions provided for in this Agreement (the "Closing") shall take place at the offices of the Buyer at 2:00 p.m. on July 31, 2002 or at such other date and time as may be agreed upon in writing by the parties hereto (the "Closing Date"), such closing to be effective as of the close of business on the Closing Date.

       7.2 Conditions to Closing. The obligations of Buyer to purchase the Purchased Assets and to pay, perform and discharge, when due, and of Seller to sell, transfer and assign the Purchased Assets as provided in this Agreement are subject to the satisfaction, at the Closing (except where specifically required or permitted to be satisfied prior to or after the Closing or are expressly waived by the party for whose benefit the condition exists), of all the respective obligations of Buyer and Seller set forth below:

              (a) Delivery of Purchased Assets to Buyer. Seller shall deliver the Purchased Assets, by duly executed Bill of Sale, and other appropriate assignments or other instruments of bulk transfers or clearing firms conversion letters and documents which conform to the requirements of the Agreement, including executed approvals of all agencies and instrumentalities, and any other persons requiring them. Simultaneously with the consummation of the transfer, Seller, through its officers, agents, and employees, will put Buyer into full possession and enjoyment of all Purchased Assets to be conveyed and transferred by this
                     Agreement and any and all Gross Revenues due to the Buyer subsequently received by the Seller.
              (b) Delivery of Purchase Price. Buyer shall deliver to Seller, as prescribed by paragraph 2, immediately available funds (or Rule 144(k) securities, as the case may be) in the amount of the Consideration and other appropriate documents which conform to the requirements of the Agreement.
              (c) Certificate from Seller. Seller shall deliver to Buyer a certificate(s) attached as Exhibit 7.2(c), dated the Closing Date, signed by duly authorized officers of Seller certifying that:

                     (i) the representations and warranties made by Seller herein or in any Exhibit or Schedule hereto remain true in all material respects on the Closing Date as though made on such date except for changes contemplated by the Agreement;
                     (ii) Seller has performed and complied in all material respects with all Agreements, covenants and conditions required by the Agreement to be performed or complied with by Seller on or prior to the Closing;



Purchase and Sale of Certain Assets                                       Page 6

                     (iii) no litigation, proceedings or other actions are pending or threatened against or affecting the Seller which have resulted or reasonably could be expected to result with or in an action to enjoin or the prevention of the consummation of the transactions contemplated by the Agreement;
                     (iv)   Seller   has   received   all   consents   or   made
                            notifications required by the federal government, SEC, NASD, any state or local governmental body, or any other regulatory authority, to the transactions contemplated by the Agreement, and such consents are in full force and effect; and;
                     (v) that from the date of this Agreement through the Closing Date, Seller have managed and conducted the Business in the ordinary course as heretofore managed and conducted as though no change of ownership of the Business were contemplated, and has used commercially reasonable efforts to preserve all employee, vendor and customer relationships.

              (d) Certificate of Buyer. Buyer shall deliver to Seller a certificate attached as part of Exhibit 7.2(d), dated as of the Closing Date, signed by a duly authorized office of Buyer certifying that:

                     (i) the representations and warranties made by Buyer herein or in any Exhibit or Schedule hereto remain true in all material respects on the Closing Date as though made on such dated except for changes contemplated by the Agreement;
                     (ii) Buyer has performed and complied in all material respects with all Agreements, covenants and conditions required by the Agreement to be performed or complied with by Buyer on or prior to the Closing; and
                     (iii) no litigation, proceedings or other actions are pending against or affecting the Buyer which have resulted or reasonably could be expected to result either in an action to enjoin or the prevention of the consummation of the transactions contemplated by the Agreement;
                     (iv) Buyer has received all consents required by the federal government, SEC, NASD, any state or local governmental body, or any other regulatory authority, to the transactions contemplated by the Agreement, and such consents are in full force and effect.

              (e) Opinions of Seller's Counsel. Seller agrees that an opinion shall be delivered from Seller's attorney, attached as part of Exhibit 7.2(e) dated the Closing Date and addressed to Buyer, which shall be limited to the validity of this transaction.



Purchase and Sale of Certain Assets                                       Page 7

              (f) Corporate Resolutions. As part of Exhibit 7.2(f), Buyer and Seller shall deliver to each of the other parties hereto copies of their respective corporation resolutions, certified by the appropriate corporate officer, authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby.
              (g)    Assignments  and  Guarantees.   Seller  shall  deliver  all
                     assignments and original copies of any guarantees or warranties relating to the Purchased Assets.
              (h) Other Agreements. Buyer and Seller shall each deliver to the other copies of any governmental consent required to be obtained pursuant to the Agreement.

8.     REPRESENTATIONS OF THE PARTIES.

       8.1    Representations  of  Seller.  Seller  represents,   certifies  and
              warrants to the Buyer as follows;

              (a) Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Seller has all requisite power and authority to own or operate its properties and conduct its business as it is now being conducted. The Seller is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to qualify would not have a Material Adverse Effect. The Seller has delivered to Purchaser true and correct copies of the Articles of Incorporation and Bylaws of the Company.
              (b) Its Board of Directors has duly authorized the execution and the delivery of this Agreement by Seller, and the consummation of the transaction contemplated by this Agreement. The Seller's Board of Directors on behalf of Seller has full power and authority to enter into this Agreement and to carry out all the terms and provisions hereof, and all authorizations, assignments and consents necessary for the execution and delivery of this Agreement. No other corporate proceedings on the part of the Seller is necessary to authorize this Agreement or to consummate the transactions so contemplated.;
              (c) This Agreement, assuming due authorization, execution, and delivery by the other parties hereto, constitutes a legal, valid and binding Agreement, enforceable against Seller in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, and similar laws affecting creditors, rights generally from time to time in effect and to equitable principles limiting the availability of the remedy of specific performance.)



Purchase and Sale of Certain Assets                                       Page 8

              (d) The Seller has delivered to Buyer copies of its financial statements as of and for the year ended December 31. 2001, certified by an independent Certified Public Accountant or accounting firm, and NASD Focus Reports for the three months ended March 31, 2002 (the "Seller Financial Statements"). Each of the Seller Financial Statements fairly presents the financial position of the entity or entities to which it relates as of its date, and each of the related statements of operations and retained earnings and cash flows or equivalent statements in the Seller Financial Statements (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows, as the case may be, of the entity or entities to which it relates for the period set forth therein in each case in accordance with generally accepted accounting principles applicable to the particular entity consistently applied throughout the periods involved, except as may be noted therein. The accounts receivable, notes receivable and any other contingent asset reflected on the latest balance sheet of the Seller arose from bona fide transactions in the ordinary course of business, and, to the best of the Seller's knowledge, are not subject to any offset or counterclaim.
              (e) Neither the execution and delivery of this Agreement by the Seller nor the consummation of the transactions contemplated hereby nor compliance by the Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws or other organization documents of the Seller or agreement with any other party, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory Authority (as defined herein), (iii) result in a material default (with or without due notice or lapse of time or both) (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller is a party or by which the Seller or its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been requested,
                     (d) result in the creation or imposition of any lien, charge or other encumbrance on the assets of the Seller, or
                     (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller, or any of its assets.



Purchase and Sale of Certain Assets                                       Page 9

              (f) Seller represents to the Buyer that (i) there is no action, claim, or proceeding pending or, to the knowledge of the Seller, threatened, to which the Seller or is or would be a party before any court or Governmental Authority acting in an adjudicative capacity, or any arbitrator or arbitration tribunal; (ii) the Seller is not subject to any outstanding order, writ, injunction or decree; and (c) since December 31, 2001, there have been no claims made or actions or proceedings brought against any officer or director of the Seller arising out of or pertaining to any action or omission within the scope of his employment or position with the Seller. There is no litigation and other administrative, judicial or quasi-judicial proceedings to which the Seller is a party or to which it has been threatened to the Seller's knowledge to be made a party.
              (g) Except as expressly contemplated by this Agreement or in the Seller Financial Statements, the Seller has conducted its business only in the ordinary and usual course.
              (h)    The Seller and all "Employee  Benefit  Plans" as defined in
                     Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover any of its or their employees (which Employee Benefit Plans are listed on the Disclosure Schedule), comply in all material respects with all applicable laws, requirements and orders under ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), the breach or violation of which would have a material adverse effect on the Seller, taken as a whole.
              (i) The financial statements of it delivered to Buyer during the course of the negotiations regarding this Agreement, fairly reflect the financial position of Seller;
              (j) Seller, individually, has good marketable title to all of the Purchased Assets set forth and described in 1 and
                     Exhibit 1.1, which is attached, and incorporated by reference. All Purchased Assets are free and clear of all mortgages, liens, encumbrances and third party claims;
              (k) All assets and properties that were used in the business of Seller are owned by Seller, free and clear of all mortgages, liens, and encumbrances.
              (1) Seller is not in default or breach under any contract, agreement, lease, or other document to which it is a party (and the execution of this Agreement will not create any such default or breach), and has complied with all laws, regulations, and ordinances applicable to its business to the date of this Agreement.
              (m) Since July 17, 2002, there has been no substantial change in the financial policies, accounts relations, or marketing activities of Seller.
              (n) No authorization or approval of any governmental body is required to be obtained by Seller in connection with the execution, delivery or performance of the Agreement, or, if so required, all such authorizations or approvals have been or will, prior to the Closing, be obtained by Seller.



Purchase and Sale of Certain Assets                                      Page 10

              (o) Seller has not engaged or otherwise used the services of any broker or finder in connection with the Agreement or the transactions contemplated hereby. Seller agrees to indemnify and hold harmless Buyer from and against any liability for any fee, compensation, commission or expense (including attorneys' feed) arising out of any claim by any person acting or claiming to act on behalf of Seller for fees, compensation, commission or expenses with respect to the Agreement or the transactions contemplated hereby.
              (p) Within the times and in the manner prescribed by law, Seller has, and shall have through the Closing Date, filed all federal, state, foreign and/or local tax returns required by law and have paid all taxes (including, without limitation, income, franchise, sales, use, transfer, payroll, withholding and ad valorem taxes), assessments, and penalties due and payable with respect to the Purchased Assets. Seller acknowledges that all taxes, assessments and penalties, including, but not limited to, income and franchise taxes through the Closing Date, are the Seller's responsibility. There are no current disputes as to taxes of any nature payable by Seller or that affect, the Purchased Assets or the Business.
              (q) The trade names, trademarks, copyrights, service marks and registrations, all goodwill associated therewith, if any (the "Marks"), are all those used in the conduct of the Business, and are owned by Seller, or held by Seller pursuant to licenses to use the same, free of any liens, encumbrances, restrictions or to Seller's knowledge legal or equitable claims of others. All Marks which are the subject of any license are so identified in this Agreement. Seller has good right to sell or assign any license for the use of the Marks to Buyer as provided in the Agreement, and to Seller's knowledge such use or license does not conflict with, infringe, or otherwise violate any rights of others. Seller has no knowledge of any infringement or alleged infringement by anyone of any of such Marks.
              (r) Seller has provided Buyer with complete information as to all the trade secrets used in the Business (the "Trade Secrets"), all the Trade Secrets are free and clear of any liens, encumbrances, restrictions, and legal or equitable claims of others. Seller has taken all reasonable security measures to protect the secrecy, confidentiality, and value of the Trade Secrets. Any of Seller's employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed the Trade Secrets, or who have knowledge of or access to information relating to the Trade Secrets, have been put on notice and, if appropriate, have entered into agreements that these secrets are proprietary to Seller and are not to be divulged or misused. All of the Trade Secrets are presently valid and protected, and are not in the public domain nor have they been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of



Purchase and Sale of Certain Assets                                      Page 11
                     the Business. It is understood and agreed that the Marks and Trade Secrets described herein are limited to the representative relationships and customer accounts of the Business purchased. Notwithstanding anything contained herein to the contrary, the business and customer accounts related to registered representatives of Seller that are not specifically listed on Exhibit 1. and the customer accounts, trade names, trademarks, copyrights, patients, software, intellectual property, trade secrets and all other assets known as or related to RushTrade, are not included under the terms of this Agreement.

              (s) There is no action, arbitration, suit, notice, order, real estate tax contest or legal, administrative or other proceeding before any court or governmental agency, authority or body pending, or, to Seller's knowledge, threatened against, or affecting Seller which would prevent or materially interfere with the transactions contemplated by this Agreement or the conduct of the Business as currently conducted; or have a material adverse effect on, or result in any material adverse change in, the Business.
              (t) With respect to the Business, Seller is in compliance in all material respects with all laws, rules and ordinances of Federal, state, county and local authorities, including but not limited to occupational health and safety, equal employment, knowledge, is and has been in compliance in all material respects with all authorities, including but not limited to zoning, subdivision control, safety, environmental, hazardous waste, building, use and occupancy laws, ordinances, rules and regulations.
              (u) Seller agrees to assist in obtaining a complete and current schedule Business' customers and all necessary transfer forms to the Buyer.
              (v)    Seller  possesses all licenses,  franchises,  permits,  and other governmental authorizations necessary for the continued conduct of the Business as currently conducted without material interference or interruption and will be in possession of same on the Closing Date, transfer of which does not require any approvals and such transfers from Seller to Buyer (if required by Buyer) will be made at Closing.
              (w) Seller is not and will not at Closing be in default with respect to payment of premiums due under insurance policies, if any, with respect to the Purchased Assets and such policies will be continued in full force and effect through the Closing Date; provided, however, that none of such policies, or rights or benefits there under, will be assigned or otherwise transferred to the Buyer pursuant to this Agreement. There are no currently outstanding or threatened claims under the insurance policies with respect to the Purchased Assets.
              (x) there are no employment agreements in effect as of the Closing Date.



Purchase and Sale of Certain Assets                                      Page 12

              (y)    Seller now has, and at Closing will have approximately,

                     (a) 3,000 funded or active customer accounts held at Pershing & Co.
                     (b) 1,500 funded or active customer accounts held at Penson
                     (c) 6,400 direct accounts with mutual fund and variable annuity companies

       8.2 Buyer's Representations and Warranties. Buyer hereby represents and warrants to Seller that:

              (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of Florida with full corporate power to enter into, and to perform its obligations under, the Agreement.
              (b) The execution, delivery and performance of the Agreement by Buyer have been duly authorized by all necessary corporate action and do not, and will not, violate or conflict with the provisions of the Buyer's Certificate of Incorporation or Bylaws or the provisions of any indenture, Agreement, or other instrument to which Buyer is a party or by which any of its property is bound. The Agreement constitutes a legal, valid and binding obligation of Buyer.
              (c) Buyer has not engaged or otherwise used the services of any broker or finder in connection with the Agreement or the transactions contemplated hereby and Buyer agrees to indemnify and hold harmless Seller from and against any liability for any fee, compensation, commission, or expense (including attorneys' fees) arising out of any claim by any person acting or claiming to act on behalf of Buyer for fees, compensation, commission or expense with respect to the Agreement or the transactions contemplated hereby.
              (d) No authorization or approval of any governmental body is required to be obtained by Buyer in connection with the execution, delivery or performance of the Agreement, or, if so required, all such authorizations or approvals have been or will, prior to the Closing, be obtained by Buyer.
              (e) There is no action, arbitration, suit, notice, order, real estate tax contest or legal, administrative or other proceeding before any court or governmental agency, authority or body pending or, to Buyer's knowledge, threatened against or affecting Buyer which would prevent or interfere with the transactions contemplated by this Agreement.

9.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

       The obligations of Buyer under this Agreement are conditioned on the following all having occurred on or before the Closing Date:

              (a) All actions, proceedings, instruments, and documents required of Seller under this Agreement shall be in a form approved by counsel for Buyer, provided that such approval shall not be unreasonably withheld.



Purchase and Sale of Certain Assets                                      Page 13

              (b) The representations and warranties made by Seller in this Agreement shall be substantially correct on the Closing Date, except as affected by transactions contemplated in this Agreement and changes occurring in the ordinary course of business, with the same force and effect as though the representations and warranties had been made on the Closing Date.
              (c) The instruments executed and delivered to Buyer by each of Seller pursuant to this Agreement are valid in accordance with their terms and effectively vest in Buyer good and marketable title to the assets and business as contemplated by this Agreement, free and clear of any liabilities, obligations, and encumbrances, except those liabilities and obligations expressly assumed by Buyer as provided in this Agreement.
              (d) Buyer shall have approved by or received any necessary government licenses.
              (e) All Customer Accounts relating to the Business shall have been assigned by Seller to Buyer (after obtaining any requisite consents), and
              (f) Buyer shall have received an assignment of all trademarks, trade names and other intellectual property used in connection with the Business.

10.    BROKER'S FEES.

       The parties each agree that no broker is involved and no brokerage fee is owed in connection with this transaction.


11.    RESTRICTIVE COVENANTS.

       11.1 Confidentiality. The Seller and its principals (for purposed of this 11, collectively the "Seller") acknowledge that during its ownership and operation of the Business "Proprietary Information" shall consist of customer lists, Customer Accounts, and other information relating to the past, present, or future business, finances, general operation, and policies of the Seller's operations. The Seller agrees that he will not, directly or indirectly divulge, furnish or make accessible any Proprietary Information to any other person or entity without the prior written consent of the Buyer. Without effect on other items which Proprietary information shall not be deemed to include, Proprietary Information shall not include any information which any representative, employee or agent of the Buyer has disclosed or in the future discloses to any person or entity not affiliated with the Buyer, any information which could be known through examination of documents made public by the Buyer, intentionally or unintentionally, and any information which is generally known by professionals in the securities industry.


Purchase and Sale of Certain Assets                                      Page 14

       11.2 Non-Solicitation. Seller agrees that it will not knowingly for a period of five (5) years following the Closing Date, directly or indirectly, on behalf of itself or any other person or entity, offer employment to, or in any manner solicit the services of or participate in the hiring of, any then current employee of the Buyer or any registered representative transferred from the Seller to the Buyer or induce any employee or registered representative of the Buyer to terminate his or her employment with the Buyer. In addition, Seller agrees that it will not knowingly for a period of five (5) years following the Closing Date, directly or indirectly, on behalf of itself or any other person or entity, solicit or contact any customer or client of the Buyer or in any way induce or attempt to induce such customer or client to terminate its relationship with the Buyer, or to transfer any part of its business away from the Buyer. A "customer" or "client" shall include any person or entity which was a customer or client of the Seller prior to the Closing Date, whether or not that customer or client's account with the Seller was active or dormant; and any customer or client of the buyer which existed prior to or after the Closing Date, whether or not that customer or client's account with the Seller was active or dormant.

       11.3 Non-Disparagement and Future Conduct. The parties each agree that they will not make any comments, either written or oral, which could be construed as negative concerning the other or any of the other's affiliates or any of the other's or its affiliated directors, officers, personnel, businesses, facilities or programs to any individual or entity, including but not limited to present or potential, customers, vendors, employees, or financial or credit institutions.

       11.4 Remedies. The parties hereto acknowledge that a violation of this 11 by one party, will give rise to irreparable injury to the other party, which may not be adequately compensable in damages.
              Accordingly, the Buyer or the Seller may seek and obtain injunctive relief against the breach or threatened breach of this 11, in addition to any other legal remedies, which may be available, and such legal remedies are not waived by the Buyer or the Seller by virtue of seeking injunctive relief. Without limiting the generality of the foregoing, the Seller further acknowledges that in the event of an actual breach of 11, in addition to any remedy at law available to the Buyer, including but not limited to monetary damages, the Buyer may, upon the determination of an arbitration panel that such a breach has in fact taken place, immediately suspend all payments of any amounts to be made by the Buyer to the Seller or on his behalf under this Agreement. Seller and Buyer acknowledge and agree that the covenants contained herein are reasonable and necessary for the protection of the Buyer's legitimate business interests and of the Seller's business prospects and livelihood. Under no circumstances will a violation of this 11 result in a termination of this Agreement.



Purchase and Sale of Certain Assets                                      Page 15

12.    EXPENSES OF NEGOTIATION AND TRANSFER.

       Each party shall pay the party's own expenses, taxes, and other costs incident to or resulting from this Agreement, whether or not the transactions contemplated hereby are consummated. The costs of Seller shall include the preparation of documents of transfer and documentary stamp taxes. Buyer's costs shall include fees for the filing or recording of instruments of transfer.

13.    NOTICES.

       Any notice to be given under this Agreement shall be given in writing and delivered personally, by facsimile, confirmed by overnight delivery or by registered or certified mail, postage prepaid as follows:

           (a)    If to Buyer, addressed to:    Richard Goble, Co-CEO
                                                Kevin Gagne. Co-CEO
                                                Empire Financial Holding, Inc.
                                                1385 West State Road 434
                                                Longwood, Florida 32750
                                                Facsimile: (407) 834-4289

                             With a copy to:    Allan M. Lerner, P.A.
                                                2888 East Oakland Park Boulevard
                                                Fort Lauderdale, Florida 33306
                                                Facsimile: (954) 563-8522

           (b)   If to Seller, addressed to:    Dewey M. ("Rusty") Moore, Jr.
                                                Rushmore Financial Group, Inc
                                                One Galleria Tower. Suite 300
                                                Dallas, Texas 75240
                                                Facsimile: (972) 364-4740

1.     COVENANTS OF THE SELLER.

       Unless and until the definitive acquisition agreement is terminated, (a) the Seller shall operate the Business only in the ordinary course consistent with past practice (b) the Seller shall use its best efforts to preserve intact its business organization, to keep available the services of its current employees and consultants, and to preserve its present relationships with customers, suppliers and other persons with which it has business relations.



Purchase and Sale of Certain Assets                                      Page 16

2.     INDEMNIFICATION.

       16.1 The Seller agrees to indemnify and hold harmless Buyer and its officers, directors, employees, and agents, and each Person or entity, if any, who controls Buyer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the Controlling Persons (as defined in the Registration Rights Agreement from and against any Damages, joint or several, and any action in respect thereof to which Investor, its partners, affiliates, officers, directors, employees, and duly authorized agents, and any such Controlling Person becomes subject to, resulting from, arising out of or relating to any misrepresentation, breach of warranty or no fulfillment of or failure to perform any covenant or agreement on the part of Seller contained in this Agreement, as such Damages are incurred, except to the extent such Damages result primarily from Buyer's failure to perform any covenant or agreement contained in this Agreement or Buyer's or its officer's, director's employee's agent's or Controlling Person's negligence, recklessness or bad faith in performing its obligations under this Agreement.

       16.2   Method  of  Asserting  Indemnification  Claims.   All  claims  for
              indemnification  by any Indemnified Party (as defined below) under
              16.1 shall be asserted and resolved as follows:

              (a) In the event any claim or demand in respect of which any person claiming indemnification under any provision of 16.1 (an "INDEMNIFIED PARTY") might seek indemnity under 16.1 is asserted against or sought to be collected from such Indemnified Party by a person other than a party hereto or an affiliate thereof (a "THIRD PARTY CLAIM"), the Indemnified Party shall deliver a written notification, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim for indemnification that is being asserted under any provision of 16.1 against any person (the "INDEMNIFYING PARTY"), together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim (a "CLAIM NOTICE") with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such Thirds Party Claim to the extent that the Indemnifying Party's ability to defend has been prejudiced by such failure of the Indemnified Party. The



Purchase and Sale of Certain Assets                                      Page 17

                     Indemnifying Party shall notify the Indemnified Party as soon as practicable within the period ending thirty (30) calendar days following receipt by the Indemnifying party of either a Claim Notice or an Indemnity Notice (as defined below) (the "DISPUTE PERIOD") whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party under 16.1 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim, (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnifying party with respect to the Third Party Claim pursuant to this 16.2(a), then the Indemnifying Party shall have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party shall not be indemnified in full pursuant to 16.1). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause (i) file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and except as provided in the preceding sentence, The Indemnified Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may takeover the control to the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under 16.1 with respect to such Third Party Claim. (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party claim pursuant to 16.2(a), or if



Purchase and Sale of Certain Assets                                      Page 18
                     the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld.) The Indemnified Party will have full control of such defense and proceedings, including a compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause
                     (ii),   if  the   Indemnifying   Party  has   notified  the
                     Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability or the amount of its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause(iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause (ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
                     (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability or the amount of its liability to the Indemnified Party with respect to the Third Party Claim under 16.1 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party with respect to such Third Party Claim, the amount of Damages specified in the Claim Notice shall be conclusively deemed a liability of the Indemnifying Party under 16.1 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute; provided, however, that if the dispute is not resolved within thirty
                     (30) days after the Claim Notice, the Indemnifying Party shall be entitled to institute such legal action as it deems appropriate.



Purchase and Sale of Certain Assets                                      Page 19

              (b) In the event any Indemnified Party should have a claim under 16.1 against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a written notification of a claim for indemnity under 16 specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim (an "INDEMNITY NOTICE") with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that the Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the amount of the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim or the amount of the claim described in such Indemnity Notice, the amount of Damages specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under 16.1 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall however, proceed in good faith to negotiate a resolution that if the dispute is not resolved within thirty (30) days after the Claim of such dispute; provided Notice, the Indemnifying Party shall be entitled to institute such legal action as it deems appropriate.

              (c) The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar rights of the Indemnified Party against the Indemnifying Party or others, and (ii) any liabilities the Indemnifying Party may be subjected to.

17.    MISCELLANEOUS.

       17.1 Entire Agreement; Merger. It is agreed that as a material consideration for the execution of this Agreement there are and were no verbal or written representations, agreements or promises pertaining to the subject matter of this Agreement not incorporated in writing in this Agreement. This Agreement supersedes all other agreements by and among the parties.




Purchase and Sale of Certain Assets                                      Page 20

       17.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       17.3 Confidentiality and Disclosure. All confidential information which shall have been furnished or disclosed by Buyer or Seller to the other pursuant to this Agreement shall be held in confidence pursuant and shall not be disclosed to any person other than their respective employees, directors, legal counsel, accountants or financial advisors, with a need to have access to such information. The Seller shall not make any public announcement or disclosure pertaining to this Agreement or its substance without the prior written consent of the Buyer.

       17.4 Modification. This Agreement may be amended, changed, waived, discharged, or terminated only by an instrument in writing signed by the party against which enforcement of such change; waiver, discharge or termination is sought.

       17.5 Survival. The representations, covenants and agreements of the Parties herein contained shall survive the date hereof and Closing.

       17.6 Governing Law. The validity, performance and enforcement of this Agreement and any agreement entered into pursuant hereto, unless expressly provided to the contrary, will be governed by the Laws of Florida, without giving effect to the principles of conflicts of law thereof.

       17.7 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided, however, that this Agreement may not be assigned by the seller without the prior written consent of the buyer. The buyer may assign this agreement at anytime, to any party at the buyer's sole discretion. If this Agreement is assigned with such consent or pursuant to such exceptions, the terms and conditions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective assigns; provided, however, that no assignment of this Agreement or any of the rights or obligations hereof shall relieve the seller of its obligations under this Agreement. With the exception of the parties to this Agreement, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

       17.8 Headings and Whereas Clauses. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof. The "Whereas" clauses shall be deemed to constitute a part of this Agreement.



Purchase and Sale of Certain Assets                                      Page 21

       17.9 No Waiver. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto will be deemed to constitute a waiver by the party taking any action of compliance with any representation, warranty or agreement contained herein. The waiver by any party hereto of any condition or of a breach of any other provision of this Agreement will not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under the Agreement will not preclude it from seeking redress for breech of this Agreement other than with respect to the condition so waived. Any waiver must be in writing, signed by both parties hereto.

       17.10 Expenses. Seller and Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

       17.11 Arbitration; Venue. Any dispute or controversy arising out of, or related to this Agreement or to the Patent, shall be resolved in binding arbitration in accordance with the Commercial Rules of the National Association of Security Dealers (NASD), the venue for which shall be in Orlando, Florida.

       17.12 Specific Performance. Buyer on the one hand, and Seller, on the other hand, each acknowledge that the other will be irreparably harmed and that there will be no adequate remedy at law in the event of a violation by it of any of its covenants or agreements which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of such covenants and agreements, Seller or Buyer, as the case may be, shall have the right to obtain injunctive relief to restrain any breach or threatened breach of, or otherwise to obtain specific performance of, the other's covenants or agreements contained in this Agreement.





Purchase and Sale of Certain Assets                                      Page 22

IN WITNESS WHEREOF the parties have executed this Agreement at 2pm CST, 2002 on the day and year first above written.

Witnesses:                              Rushmore Financial Group, Inc. and
                                        Rushmore Securities Corp.


_____________________________           By: /s/ Dewey M. ("Rusty") Moore, Jr.
                                           -----------------------------------
_____________________________                   Dewey M. ("Rusty") Moore, Jr.
                                                President


                                        Empire Financial Holding Co., Inc.


_____________________________           By:
                                           -----------------------------------
_____________________________                   Richard Goble, Co-CEO

                                        Empire Financial Holding; Inc.


_____________________________           By:
                                           -----------------------------------
_____________________________                   Kevin Gagne, Co-CEO









Purchase and Sale of Certain Assets                                      Page 23

Exhibit 1.1
Purchased Asset Schedule Addendum to
Agreement for Purchase and Sale of Certain Assets
Between Empire Financial Group, Inc. and Rushmore Securities Corp, Inc.

                                                         2001
                                        YTD 4-02        Actual
                          YTD 4-02     Annualized       Revenue       Average
                          --------     ----------       -------       -------
  ARLEIN (1)        1     $11,026       $33,077         $58,896       $45,986
  ARMSTRONG         2      14,360        43,080          44,382        43,731
  BOTTER            3       4,069        12,207          11,984        12,096
  CARPENTER         4       9,657        28,971          43,319        36,145
  CHAPMAN           5      19,474        58,422          75,752        67,087
  DYER, M           6      27,805        83,415          88,965        86,190
  EMMEL (1)         7        7169        21,506          15,651        18,578
  FLEMING           8      28,928        86,784         105,300        96,042
  GILANI            9      24,922        74,766          47,508        61,137
  GUAJARDO         10      14,643        43,929          52,152        48,041
  HOWARD-V         11      20,321        60,963          60,963        60,963
  KELL, W          12       6,089        18,267          44,793        31,530
  KIESLER          13      17,198        51,594                        25,797
  LAGOW            14       2,324         6,972           7,258         7,115
  MIDDLETON        15       2,655         7,965          15,071        11,518
  NELSON           16         428         1,284           4,945         3,115
  OLIPHANT         17      15,704        47,112          55,713        51,413
  PEARSE-J         18       4,313        12,939          49,197        31,068
  PERKINS          19       1,680         5,040          12,547         8,794
  REID             20      12,214        36,642          36,300        36,471
  RIVERA           21       6,692        20,076          89,203        54,640
  SANDERS (1)      22         835         2,505          40,048        21,277
  SCHUTT           23       9,954        29,862           8,462        19,162
  SHAH             24      17,778        53,334          77,872        65,603
  SICKLES          25       6,226        18,678          23,372        21,025
  TREADWELL        26       7,781        23,343          48,110        35,727
  WALKER, T        27         821         2,463           3,325         2,894
  WINSLOW (1)      28       9,999        29,996          57,856        43,926
  ZOFFUTO          29       1,396         4,188           6,086         5,137
                            -----         -----           -----         -----

  Total                  $306,460      $919,379      $1,185,029    $1,052,204


Purchase and Sale of Certain Assets                                      Page 24

  CROWSTON (2)     30      50,000                        25,000
  METCALF (2)      31     250,000       250,000         250,000
  SERVIN (2)       32      50,000        50,000          50,000
  SKINNER (2)      33      50,000        50,000          50,000
  BEVINS (2)       34

Footnotes:

       (1) Designates Boca Raton branch office that were terminated by Seller and subsequently joined the Buyer, at the advice and direction of Seller, prior to the date of this Agreement. Production is shown at 50% of actual numbers to reflect a purchase price calculated at 12.5%.
       (2) No Consideration is reflected, as no production numbers are available for these newly hired registered representatives.









Purchase and Sale of Certain Assets                                      Page 25

Exhibit 1.2
Addendum to Agreement
for Purchase and Sale of Certain Assets
Between Empire Financial Group, Inc. and Rushmore Securities Corp, Inc. Certificate of Liabilities


The undersigned being a duly authorized officer of the Seller do hereby certify to the Buyer the following:

(i) The buyer shall have no responsibility or obligation to assume any debt, liability or obligation described in Section 1.2 of this Agreement.

(ii) There are no liabilities real, pending or threatened against the Seller that will encumber the Sellers ability to execute this Agreement and transfer the assets of the Seller to the buyer debt free.

  Signed this the 31st day of July 2002.

  Rushmore Financial Group, Inc. and Rushmore Securities Corp.


  By: /s/ Dewey M. ("Rusty") Moore, Jr.
     ----------------------------------
     Dewey M. ("Rusty") Moore, Jr.
     President







Purchase and Sale of Certain Assets                                      Page 26

Exhibit 7.2(c)
Certificate from Seller
Addendum to Agreement
for Purchase and Sale of Certain Assets
Between Empire Financial Group, Inc. and Rushmore Securities Corp, Inc.

The undersigned being a duly authorized officer of the Seller do hereby certify to the Buyer the following:

                     (i) The representations and warranties made by Seller herein or in any Exhibit or Schedule hereto remain true in all material respects on the Closing Date as though made on such date except for changes contemplated by the Agreement;
                     (ii) Seller has performed and complied in all material respects with all Agreements, covenants and conditions required by the Agreement to be performed or complied with by Seller on or prior to the Closing;
                     (iii) No litigation, proceedings or other actions are pending or threatened against or affecting the Seller which have resulted or reasonably could be expected to result with or in an action to enjoin or the prevention of the consummation of the transactions contemplated by the Agreement;
                     (iv) Seller has or will receive all consents required by the federal government, SEC, NASD, any state or local governmental body, or any other regulatory authority, to the transactions contemplated by the Agreement, and such consents are in full force and effect; and; that from the date of this Agreement through the Closing Date, Seller have managed and conducted the Business in the ordinary course as heretofore managed and conducted as though no change of ownership of the Business were contemplated, and has used commercially reasonable efforts to preserve all employee, vendor and customer relationships.

   Signed this the 31st day of July 2002.

   Rushmore Financial Group, Inc. and Rushmore Securities Corp.


   By: /s/ Dewey M. ("Rusty") Moore, Jr.
      ----------------------------------
      Dewey M. ("Rusty") Moore, Jr.
      President









Purchase and Sale of Certain Assets                                      Page 27

(Corporate Seal)


Subscribed and Sworn to Before Me
This 31st day of July, 2002

  /s/ Mary Leona Clemmons                                [Notary Seal]
-----------------------------
        Notary Public
        (Affix Seal)












Purchase and Sale of Certain Assets                                      Page 28

Exhibit 7.2(f)
Corporate Resolutions
Addendum to Agreement
for Purchase and Sale of Certain Assets
Between Empire Financial Group, Inc. and Rushmore Securities Corp, Inc.
Document 2

________________________________________________________________________________

                              Corporate Resolution

I, Dewey M. Moore, Jr., in my official capacity, hereby certify that I am an officer, namely President of Rushmore Securities Corp, Inc., a corporation duly organized under the laws of Texas; that at a meeting of the Board of Directors of this corporation, duly and regularly convened and held on the 28th day of June, 2002, at which a quorum for the transaction of business was present and acting; the following resolution was duly and regularly adopted, and is still in full force and effect, and appears as follows in the minutes of the meeting:

________________________________________________________________________________

   RESOLVED: that Dewey M. Moore, Jr., who is the President of this corporation is hereby authorized to sell, assign and transfer the Assets per the executed Agreement for Purchase and Sale of Certain Assets Between Empire Holding Company, Inc. and Rushmore Financial Group, Inc and Rushmore Securities Corp. of which this Exhibit 7.2(f) is a part of and to execute any and all instruments necessary, proper or desirable for the purpose; further, that any past action in accordance herewith is hereby ratified and confirmed; and further, that any officer of this corporation is hereby authorized to certify this resolution to whom it may concern.

________________________________________________________________________________

I further certify that the foregoing resolution is not contrary to any provision in the charter or bylaws of this corporation, that Dewey M. Moore, Jr. now is President, and Gayle C. Tinsley now is Secretary of this corporation, and that I have been duly authorized to make this certificate on behalf of this corporation.

In witness whereof, I hereunto set my hand and affix the seal of this corporation on this 31st day of July, 2002.




                                          /s/ Dewey M. Moore, Jr.
                                        -------------------------------
                                        Signature of Certifying Officer

________________________________________________________________________________





Purchase and Sale of Certain Assets                                      Page 29

(Corporate Seal)


Subscribed and Sworn to Before Me
This 31st day of July, 2002

  /s/ Mary Leona Clemmons                                [Notary Seal]
-----------------------------
        Notary Public
        (Affix Seal)












Purchase and Sale of Certain Assets                                      Page 30

Exhibit 7.2(f)
Corporate Resolutions
Addendum to Agreement
for Purchase and Sale of Certain Assets
Between Empire Financial Group, Inc. and Rushmore Securities Corp, Inc.
Document 3
________________________________________________________________________________

                              Corporate Resolution

I, Richard Goble and Kevin Gagne in our official capacity, hereby certify that we are officers, namely Co-CEOs of Empire Financial Holding, Inc. a corporation duly organized under the laws of Florida; that at a meeting of the Board of Directors of this corporation, duly and regularly convened and held on the 31st day of July, 2002, at which a quorum for the transaction of business was present and acting; the following resolution was duly and regularly adopted, and is still in full force and effect, and appears as follows in the minutes of the meeting:

________________________________________________________________________________

       RESOLVED: that Richard Goble and Kevin Gagne who Co-CEOs of this corporation is hereby authorized to sell, assign and transfer the Assets per the executed Agreement for Purchase and Sale of Certain Assets Between Empire Holding Company, Inc. and Rushmore Financial Group, Inc and Rushmore Securities Corp. of which this Exhibit 7.2(f) is a part of and to execute any and all instruments necessary, proper or desirable for the purpose; further, that any past action in accordance herewith is hereby ratified and confirmed; and further, that any officer of this corporation is hereby authorized to certify this resolution to whom it may concern.
________________________________________________________________________________

I further certify that the foregoing resolution is not contrary to any provision in the charter or bylaws of this corporation, that Dewey M. Moore, Jr. now is President, and Dewey M. Moore, Jr. now is Secretary of this corporation, and that I have been duly authorized to make this certificate on behalf of this corporation.

In witness whereof, I hereunto set my hand and affix the seal of this corporation on this 31st day of July, 2002.



                                         ___________________________________
                                         Signature of Certifying Officer
________________________________________________________________________________


Purchase and Sale of Certain Assets                                      Page 31

(Corporate Seal)


Subscribed and Sworn to Before Me
This 31st day of July, 2002

                                                        [Notary Seal]
-----------------------------
        Notary Public
        (Affix Seal)












Purchase and Sale of Certain Assets                                      Page 32